As filed with the Securities and Exchange Commission on July 14, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Globus Maritime Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of the Marshall Islands	66-0757368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

128 Vouliagmenis Avenue, 3rd Floor

166 74 Glyfada

Attica, Greece
+30 210 960 8300

(Address and telephone number of Registrant’s principal executive offices)

Watson Farley & Williams LLP

250 West 55th Street, 31st Floor

New York, New York 10019

(212) 922-2200

(Name, address, and telephone number of agent for service)

with copies to:

Steven J. Hollander, Esq.

Watson Farley & Williams LLP

250 West 55th Street, 31st Floor

New York, New York 10019

(212) 922-2200 (Telephone)

(212) 922-1512 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROSPECTUS

Subject to completion, dated July 14, 2023

$300,000,000

Common Shares, Preferred Shares, Debt Securities,

Warrants, Purchase Contracts, Rights, Depositary Shares and Units

and

up to 18,020,587 Common Shares underlying previously-issued warrants

GLOBUS MARITIME LIMITED

Through this prospectus we may periodically offer:

(1) our shares of common stock;

(2) our shares of preferred stock;

(3) our debt securities;

(4) our warrants;

(5) our purchase contracts;

(6) our rights;

(7) our depositary shares; and

(8) our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The prices and other terms of the above securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities. The specific types, amounts, prices, and detailed terms of any of these offered securities will be determined at the time of their offering and will be described in an amendment to the registration statement of which this prospectus forms a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus. The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus. The aggregate offering price of all such securities issued under this prospectus may not exceed $300,000,000.

In addition, this prospectus relates to the issuance of up to 18,020,587 of our common shares underlying outstanding warrants previously issued as part of the Company’s public offerings of units that were completed on December 9, 2020, January 29, 2021, February 17, 2021, and June 29, 2021. The warrants issued on December 9, 2020 (which can be exercised for up to 1,270,587 common shares) have a current exercise price of $6.25 per common share (which originally was an exercise price of $8.50) and may be exercised until 5.5 years after the issuance date. The warrants issued on January 29, 2021 (which can be exercised for up to 1,950,000 common shares) and February 17, 2021 (which can be exercised for up to 4,800,000 common shares) each have an initial exercise price of $6.25 per common share and may be exercised until 5.5 years after the issuance date. The warrants issued on June 29, 2021 (which can be exercised for up to 10,000,000 common shares) have an initial exercise price of $5.00 per common share and may be exercised until 5.5 years after the issuance date.

The aggregate offering price of all securities issued under this prospectus may not exceed $400,128,668.75. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our common shares trade on the Nasdaq Capital Market under the symbol “GLBS”.

The aggregate market value of our outstanding common shares held by non-affiliates as of July 13, 2023 is approximately $19,923,052.95, based on 19,725,795 common shares held by non-affiliates as of such date, and a closing price of our common shares on the Nasdaq Capital Market of $1.01 on May 24, 2023. As of the date hereof, we have not sold any securities pursuant to General Instruction I.B.5 of Form F-3 during the period of twelve calendar months immediately prior to and including the date hereof.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 5 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2023

TABLE OF CONTENTS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may sell shares of common stock, shares of preferred stock, debt securities, warrants, purchase contracts, rights, depositary shares and units described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we offer securities other than with respect to the offering of common shares underlying outstanding warrants registered hereunder, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information”.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained in or incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully, before making an investment decision, all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and our financial statements and related notes contained or incorporated by reference herein and therein, and as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, as used in this prospectus, the terms “Company”, “we”, “us”, and “our” refer to Globus Maritime Limited and all of its subsidiaries, and “Globus Maritime Limited” or “Globus” refers only to Globus Maritime Limited and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to United States dollars, and financial information presented in this prospectus is derived from financial statements that are incorporated by reference and were prepared in accordance with International Financial Reporting Standards (IFRS). We have a fiscal year end of December 31.

On July 29, 2010, we effected a 1-4 reverse split of our common shares. On October 20, 2016, we effected a 1-4 reverse stock split which reduced the number of outstanding common shares from 10,510,741 to 2,627,674 shares (adjustments were made based on fractional shares)(these are absolute numbers). On October 15, 2018, the Company effected a 1-10 reverse stock split which reduced the number of outstanding common shares from 32,065,077 to 3,206,495 shares (adjustments were made based on fractional shares) (these are absolute numbers). On October 21, 2020, the Company effected a 1-100 reverse stock split which reduced number of outstanding common shares from 175,675,651 to 1,756,720 shares (adjustments were made based on fractional shares). Unless otherwise noted, all historical share numbers and per share amounts in this registration statement have been adjusted to give effect to these reverse splits.

Overview

We are an integrated international owner and operator of dry bulk vessels, focusing on the Panamax, Kamsarmax, and Supramax sectors, providing marine transportation services on a worldwide basis. We currently own eight dry bulk vessels, consisting of four Kamsarmaxes, three Supramaxes and one Panamax, and we have contracted for the construction of three additional Ultramaxes. The weighted average age of the eight vessels that we currently own is 11.2 years as of June 30, 2023, and their carrying capacity is 567,467 dwt. We own each of our vessels through separate, wholly owned subsidiaries, all of which are incorporated in the Marshall Islands. All of our Supramax vessels are geared. Geared vessels can operate in ports with minimal shore-side infrastructure. Due to the ability to switch between various dry bulk cargo types and to service a wider variety of ports, the day rates for geared vessels tend to have a premium. Our vessels can carry the majority of dry bulk commodities such as, coal, finished steel products, as well as minerals such as, iron ore, chromium ore, and nickel ore. In addition, we are also engaged in the carriage of agribulks such as grains, soybean, rice, and sugar. Our fleet operates on a worldwide basis with presence in both the Pacific and Atlantic oceans.

On March 6, 2023, we, through a wholly owned subsidiary, entered into an agreement to sell the 2007-built Sun Globe for a gross price of $14.1 million, before commissions, to an unaffiliated third party, which sale was subject to standard closing conditions. The sale concluded in June 2023.

Our operations are managed by our Attica, Greece-based wholly owned subsidiary, Globus Shipmanagement Corp., which we refer to as our Manager, which provides in-house commercial and technical management for our vessels and provides consulting services for an affiliated ship-management company. Our Manager has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries. Virtually all aspects of our vessels are managed in-house including managing day-to-day vessel operations, such as supervising the crewing, supplying, maintaining of vessels and other services. We believe that by having these critical management functions in-house provides efficiency, fast reaction times, good communication among departments and effective cost management.

We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. Additionally, we may target asset divestitures in line with our strategy as we look to grow and modernize our fleet. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Our company was incorporated in 2006 in Jersey, and in 2010, we redomiciled into the Republic of the Marshall Islands.

Our Fleet

Our Current Fleet

Vessel	Year Built	Flag	Direct Owner	Shipyard	Vessel Type	Type of Employment	Delivery Date	Carrying Capacity (dwt)
m/v River Globe	2007	Marshall Islands	Devocean Maritime Ltd.	Yangzhou Dayang	Supramax	Spot	December 2007	53,627
m/v Sky Globe	2009	Marshall Islands	Domina Maritime Ltd.	Taizhou Kouan	Supramax	Spot	May 2010	56,855
m/v Star Globe	2010	Marshall Islands	Dulac Maritime S.A.	Taizhou Kouan	Supramax	Spot	May 2010	56,867
m/v Moon Globe	2005	Marshall Islands	Artful Shipholding S.A.	Hudong-Zhonghua	Panamax	Spot	June 2011	74,432
m/v Galaxy Globe	2015	Marshall Islands	Serena Maritime Limited	Hudong-Zhonghua	Kamsarmax	Spot	October 2020	81,167
m/v Diamond Globe	2018	Marshall Islands	Argo Maritime Limited	Jiangsu New Yangzi Shipbuilding Co.	Kamsarmax	Spot	June 2021	82,027
m/v Power Globe	2011	Marshall Islands	Talisman Maritime Limited	Universal Shipbuilding Corp.	Kamsarmax	Spot	July 2021	80,655
m/v Orion Globe	2015	Marshall Islands	Salaminia Maritime Limited	Tsuneishi Zosen	Kamsarmax	Spot	November 2021	81,837
							Ave. Age: 11.2*	Total dwt: 567,467

*As of June 30, 2023

M/V Sky Globe, Star Globe, and River Globe are Supramax vessels that primarily trade in the Far East, Indian Ocean, South America and the Persian Gulf. The vessels are engaged in the coal, ore, steel and agribulk trades.

M/V Moon Globe is a Panamax and trades primarily in the East Coast of South America, the Far East and the Mediterranean. The vessel is primarily engaged in ore and agribulk trading.

M/V Galaxy Globe, Diamond Globe, Orion Globe, and Power Globe are Kamsarmax vessels and are fixed on charters that trade worldwide. The vessels are primarily engaged in agribulk trading.

All the above-mentioned vessels are operating in the spot market or on short period charters (under 12 months long).

On March 6, 2023, we, through a wholly owned subsidiary, entered into an agreement to sell the 2007-built Sun Globe for a gross price of $14.1 million, before commissions, to an unaffiliated third party, which sale was subject to standard closing conditions. The sale concluded in June 2023.

On April 29, 2022, we entered into a contract, through our subsidiary Calypso Shipholding S.A., for the construction and purchase of one fuel efficient dry bulk carrier with a carrying capacity of about 64,000 dwt. The vessel will be built at Nihon Shipyard Co. in Japan and is scheduled to be delivered during the first half of 2024. The total consideration for the construction of the vessel is approximately $37.5 million, which we intend to finance with a combination of debt and equity. In May 2022 we paid the first installment of $7.4 million and in March 2023 we paid the second installment of $3.7 million, each of which was paid with cash on hand.

On May 13, 2022, we signed two contracts, through our subsidiaries Daxos Maritime Limited and Paralus Shipholding S.A., for the construction and purchase of two fuel efficient bulk carriers of about 64,000 dwt each. The sister vessels will be built at Nantong COSCO KHI Ship Engineering Co. in China with the first one scheduled to be delivered during the third quarter of 2024 and the second one scheduled during the fourth quarter of 2024. The total consideration for the construction of both vessels is approximately $70.3 million, which we intend to finance with a combination of debt and equity. In May 2022 we paid the first installment of $13.8 million and in November 2022 paid the second installment of $6.9 million for both vessels under construction, each of which was paid with cash on hand.

Corporate Information

We originally incorporated as Globus Maritime Limited on July 26, 2006 pursuant to the Companies (Jersey) Law 1991 (as amended) and re-domiciled into the Marshall Islands on November 24, 2010. Our registered address is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our principal executive office is located at 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Attica, Greece. Our telephone number is +30 210 960 8300. Our corporate website address is http://www.globusmaritime.gr. The information contained on or accessed through our website does not constitute part of, and is not incorporated into, this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we and other issuers file electronically at http://www.sec.gov.

RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty. You should carefully consider the risks discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, and incorporated by reference herein, as well as the other information included in this prospectus and the other documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future Annual Reports before deciding to invest in our securities. In addition, prospective holders of our securities should consider the significant U.S. tax consequences relating to the ownership of our securities. Furthermore, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, results of operations or financial condition. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks below.

Our stock price has been volatile and no assurance can be made that it will not substantially depreciate.

Our stock price has been volatile. The closing price of our common shares within 2020 has ranged from a peak of $109.00 on January 3, 2020 to a low of $5.68 on December 29, 2020, representing a decrease of 94.8%. During the most recent 12 months, our stock had a high of $1.89 on July 19, 2022, and a low of $0.89 on July 3, 2023. We can offer no comfort or assurance that our stock price will stop being volatile or not substantially depreciate.

A decline in the closing price of our common shares has resulted and could result in the future in a breach of the requirements for listing on the Nasdaq Capital Market. Although we would have an opportunity to take action to cure such a breach, if we do not succeed, Nasdaq could commence suspension or delisting procedures in respect of our common shares. On July 12, 2023, we received written notification from the NASDAQ Stock Market, indicating that because the closing bid price of our common shares for 30 consecutive business days, from May 25, 2023 to July 11, 2023, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance is 180 days, or until January 8, 2024. If we fail to maintain compliance with Nasdaq’s continued listing standards, whether due to the minimum bid price deficiency or any other future deficiency, and delist from the Nasdaq and our common shares are not subsequently listed and registered on another national securities exchange, we will be unable to meet certain transaction requirements that would effectively prevent us from offering and selling additional common shares under this registration statement, and could be in breach of covenants in various commercial contracts.

The superior voting rights of our Series B preferred shares limits the ability of our common shareholders to control or influence corporate matters, and the interests of the holder of such shares could conflict with the interests of our other shareholders.

While our common shares have one vote per share, each of our 10,300 Series B preferred shares presently outstanding has 25,000 votes per share; however, the voting power of the Series B preferred shares is limited such that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.99% of the total number of votes eligible to be cast on such matter. The Series B preferred shares, however, have no dividend rights or distribution rights, other than the right upon dissolution to receive a priority payment equal to the par value per of $0.001 per share.

As of the date of this prospectus and until and unless we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, can therefore control 49.99% of the voting power of our outstanding capital stock and will have substantial control and influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and significant corporate transactions, even though Goldenmare Limited owns significantly less than 50% of the Company economically.

The superior voting rights of our Series B preferred shares limit our common shareholders’ ability to influence corporate matters. The interests of the holder of the Series B preferred shares may conflict with the interests of our common shareholders, and as a result, we may take actions that our common shareholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares.

Our articles of incorporation permit any action which may or is required by the Marshall Islands Business Corporations Act (the “BCA”) to be taken at a meeting of the shareholders to be authorized by consents in writing signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Presently and until and unless we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, holds Series B Preferred Shares controlling a significant portion of the voting power of our outstanding capital stock. Goldenmare could, together with shareholders possessing a relatively small number of shares, act by written consent in lieu of a meeting and authorize major transactions on behalf of the Company, all without calling a meeting of shareholders.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders’ ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments.

Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us would decrease;
•	the proportionate amount of cash available for dividends payable on our common shares could decrease;
•	the relative voting strength of each previously outstanding common share could be diminished; and
•	the market price of our common shares could decline.

In addition, we may be obligated to issue, upon exercise or conversion of outstanding agreements and warrants pursuant to the terms thereof:

•	388,700 common shares issuable upon the exercise of outstanding Class A Warrants (at an exercise price of $35 per share) which expire in June 2025;
•	458,500 common shares issuable upon exercise of outstanding June PP Warrants (defined below) (at an exercise price of $18 per share) issued in a private placement that closed on June 30, 2020 which expire in December 2025;
•	833,333 common shares issuable upon exercise of outstanding July PP Warrants (defined below) (at an exercise price of at $18 per share) issued in a private placement that closed on July 21, 2020 which expire in January 2026;
•	1,270,587 common shares issuable upon exercise of the December 2020 Warrants (at an exercise price of $6.25 per share) which expire in June 2026;
•	1,950,000 common shares issuable upon the exercise of the January 2021 Warrants (at an exercise price of $6.25 per share) which expire in July 2026;
•	4,800,000 common shares issuable upon the exercise of the February 2021 Warrants (at an exercise price of $6.25 per share) which expire in August 2026; and
•	10,000,000 common shares issuable upon the exercise of the June 2021 Warrants (at an exercise price of $5.00 per share) which expire in December 2026.

Our issuance of additional common shares upon the exercise of such warrants would cause the proportionate ownership interest in us of our existing shareholders, other than the exercising warrant holder, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and, depending on our share price when and if these warrants or notes are exercised, may result in dilution to our existing shareholders.

The sale of a substantial amount of our common shares could adversely affect the prevailing market price of our common shares.

We are registering the sale of common shares with an aggregate offering price to the public of $300,000,000. Both the number of common shares issuable upon exercise of our outstanding warrants and the exercise price are subject to adjustment as more fully described in “Description of Capital Stock - Description of our Warrants”. Sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common shares, and the market value of our other securities.

A substantial number of common shares are being offered by this prospectus. Furthermore, in the future, we may issue additional common shares pursuant to this prospectus or other equity or debt securities, including securities convertible into common shares, in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Certain shareholders hold registration rights, which may have an adverse effect on the market price of our common shares.

Firment Shipping Inc. has the right to register common shares for resale pursuant to a registration rights agreement we entered into with its affiliate, Firment Trading Limited. The resale of those common shares in addition to the offer and sale of the other securities included in this registration statement and prospectus may have an adverse effect on the market price of our common shares.

Certain of our warrants could have cashless exercise.

The warrants we previously issued contain provisions whereby the warrant holder may have the right to a cashless exercise if a registration statement covering their resale is not effective or if there is no effective registration statement covering their resale or exercise. If for any reason we are unable to keep such registration statements active and effective and our share price is higher than the relevant exercise price, we could be required to issue shares without receiving cash consideration. As we have 19,701,120 common shares issuable upon exercise of all of our warrants, this could mean that we issue all such shares but do not receive approximately $136,986,162.75 million, which would dilute our shareholders and likely decrease our share price.

If we are unable to deliver common shares free of restrictive legends and within a certain period of time where required by our warrants, we must make whole any purchaser who loses money by purchasing common shares on the market to complete a trade.

Each of our warrants requires that we issue the shares within one trading day of receipt of funds and the exercise notice. If we are unable to deliver shares when required and if a warrant or shareholder has traded the common shares that we have failed to deliver, provisions of the warrants require us to make whole any warrant holder or shareholder who loses money by purchasing shares on the common market to complete its trade. Depending on our share price during this time and the number of shares to which the payments relate, we could be required to pay a substantial sum.

Our stock price has fluctuated below the minimum required to continue the listing of our common shares on Nasdaq.

We are required to meet certain qualitative and financial tests (including a minimum bid price for our common shares of $1.00 per share, at least 500,000 publicly held shares, at least 300 public holders, and a market value of publicly held securities of $1 million), as well as other corporate governance standards, to maintain the listing of our common shares on the Nasdaq Capital Market. In calendar year 2023 to July 3, 2023, our stock price has fluctuated from a high of $1.22 on January 13, 2023 to a low of $0.89 on July 3, 2023.

On July 12, 2023, we received written notification from The Nasdaq Stock Market indicating that because the closing bid price of our common stock for the last 30 consecutive business days was below $1.00 per share, we no longer meet the minimum bid price continued listing requirement for the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until January 8, 2024. In addition, if we, within a two year period, conduct reverse stock splits with a cumulative ratio of 250:1 or more, or if the closing bid price of our common shares is $0.10 or less for a period of ten consecutive trading days during any bid compliance period, then Nasdaq will immediately initiate delisting procedures.

There can be no assurance that we will be able to regain or maintain compliance with the minimum bid price, shareholders’ equity, number of publicly held shares or other listing standards in the future. We may receive notices from Nasdaq that we have failed to meet its requirements, and proceedings to delist our stock could be commenced. If we are unable to maintain or regain compliance in a timely manner and our common shares are delisted, it could be more difficult to buy or sell our common shares and obtain accurate quotations, and the price of our shares could suffer a material decline. Delisting of our shares would generally breach our loan arrangements. Delisting may also impair our ability to raise capital. We refer you to our annual report on Form 20-F for more information about our listing requirements.

The public market may not continue to be active and liquid enough for you to resell our common shares in the future.

The price of our common shares may be volatile and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the dry bulk shipping industry;

•	market conditions in the dry bulk shipping industry;

•	changes in government regulation;

•	shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors;

•	the value of dry bulk ships and the charter hires that dry bulk ships are able to obtain;

•	risks and issues disclosed in our annual report on Form 20-F; and

•	the general state of the securities market.

Provisions of our articles of incorporation and bylaws may have anti-takeover effects, which could depress the trading price of our common shares.

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and the removal of incumbent officers and directors, which could affect the desirability of our shares and, consequently, our share price.

Multi Class Stock.

Our multi-class stock structure, which consists of common shares, Class B common shares, and preferred shares, can provide holders of our Class B common shares or preferred shares a significant degree of control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, because our different classes of shares can have different numbers of votes.

For instance, while our common shares have one vote on matters before the shareholders, each of our 10,300 outstanding Series B preferred shares has 25,000 votes on matters before the shareholders; provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.99% of the total number of votes eligible to be cast on such matter. No Class B common shares are presently outstanding, but if and when we issue any, each Class B common share will have 20 votes on matters before the shareholders.

At present, and until a substantial number of additional securities are issued, our holder of Series B preferred shares exerts substantial control of the Company’s votes and is able to exert substantial control over our management and all matters requiring shareholder approval, including electing directors and significant corporate transactions, such as a merger. Such holder’s interest could differ from yours.

Blank Check Preferred Shares.

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million “blank check” preferred shares, almost all of which currently remain available for issuance. Our board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares, in addition to preferred shares that are already outstanding. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and may harm the market price of our common shares.

Classified Board of Directors.

Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

Election of Directors.

Our articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws require parties, other than the chairman of the board of directors, board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, to provide advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

Our bylaws provide that shareholders, other than shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days or more than 180 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Calling of Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called only by the chairman of our board of directors, by resolution of our board of directors or by holders of 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting.

Action by Written Consent in Lieu of a Meeting

Our articles of incorporation permit any action which may or is required by the BCA to be taken at a meeting of the shareholders to be authorized by consents in writing signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Presently and until and unless we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, holds Series B Preferred Shares controlling a significant portion of the voting power of our outstanding capital stock. Goldenmare could, together with shareholders possessing a relatively small number of shares, act by written consent in lieu of a meeting and authorize major transactions on behalf of the Company, all without calling a meeting of shareholders.

Interested Shareholder Transactions

Our articles of incorporation prohibit various “business combination” transactions with any “interested shareholder” for a period of three years after the time that the shareholder became an interested shareholder, unless the business combination is approved by our board of directors prior to the time the shareholder became an interested shareholder, the interested shareholder acquired 85.0% or more of the outstanding shares in a transaction in which it became an interested shareholder, or the business combination is approved by the board and by holders of 66-2/3% of the voting power of our voting shares, excluding any shares held by the interested shareholder. A “business combination” includes a merger, assets sale or other similar transactions. An “interested shareholder” is generally a person who, together with affiliates and associates, owns 15.0% or more of our voting shares. Additionally, the restrictions regarding business combinations do not apply to persons that became interested shareholders prior to the effectiveness of our articles of incorporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate”, “approximately”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “ongoing”, “pending”, “perceive”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “would”, “view” and similar expressions or the negatives of those words or phrases, or statements that events, conditions or results “can,” “will,” “may,” “must,” “would,” “could” or “should” occur or be achieved and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section herein entitled “Risk Factors”. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:

•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;

•	changes in seaborne and other transportation patterns;

•	changes in the supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;

•	the inability or unwillingness of counterparties to deliver ships to us that we have contracted to purchase or build;

•	the strength of world economies;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in the number of new buildings under construction in the dry bulk shipping industry;

•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;

•	the aging of our fleet and increases in operating costs;

•	changes in our ability to complete future, pending or recent acquisitions or dispositions;

•	changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;

•	changes in our ability to leverage our relationships and reputation in the dry bulk shipping industry;

•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;

•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;

•	loss of our customers, charters or vessels;

•	damage to our vessels;

•	potential liability from future litigation and incidents involving our vessels;

•	our future operating or financial results;

•	acts of terrorism, other hostilities, pandemics or other calamities (including, without limitation, the ongoing worldwide COVID-19 outbreak);

•	risks associated with the length and severity of the ongoing COVID-19 outbreak, including its effects on demand for dry bulk products, crew changes and the transportation thereof;

•	changes in global and regional economic and political conditions;

•	volatility in the market price of our common shares;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving our Chief Executive Officer, the Chairman of our board of directors, or their family and other members of our senior management;

•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the dry bulk shipping industry; and

•	other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the SEC, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

These factors could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results or developments. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

Assuming the full exercise for cash of all of the remaining outstanding previously issued warrants registered under this registration statement, we will receive proceeds of $100,128,668.75. We intend to use any proceeds received from the exercise of these warrants for cash for general corporate purposes which may include, among other things, prepaying debt or partially funding the acquisition of dry bulk vessels. There is no assurance that the holders of the outstanding warrants will elect to exercise any or all of the warrants, either for cash or at all.

CAPITALIZATION

Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference, or in a prospectus supplement.

DILUTION

To the extent applicable, information about the amount by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

TAX CONSIDERATIONS

Our Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference herein, as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material Marshall Islands and U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material Marshall Islands and U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

Marshall Islands Tax Considerations

The following is applicable only to persons who are not citizens of and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Marshall Islands.

Because we (including our subsidiaries) do not, and assuming that we continue not to, and assuming our future subsidiaries will not, carry on business or conduct transactions or operations in the Marshall Islands, and because we anticipate that all documentation related to any offerings of our securities will be executed outside of the Marshall Islands, under current Marshall Islands law our shareholders that are not Marshall Islands citizens or residents will not be subject to Marshall Islands taxation or withholding tax on our distributions. In addition, our shareholders that are not Marshall Islands citizens or residents will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common shares, and our shareholders will not be required by the Marshall Islands to file a tax return related to our common shares.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

•	In addition, we may enter into options or other types of transactions that require us to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus;

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares; or

•	a combination of any of the foregoing.

We may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by us pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Capital Market, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities offered and sold by us under this registration statement.

In addition, we are offering up to 18,020,587 common shares issuable upon the exercise of outstanding warrants that were previously issued as part of the Company’s public offering of common shares that were completed on December 9, 2020, January 29, 2021, February 17, 2021, and June 29, 2021. The warrants issued on December 9, 2020 (which can be exercised for up to 1,270,587 common shares) have a current exercise price of $6.25 per common share (which originally was an exercise price of $8.50) and may be exercised until 5.5 years after the issuance date. The warrants issued on January 29, 2021 (which can be exercised for up to 1,950,000 common shares) and February 17, 2021 (which can be exercised for up to 4,800,000 common shares) each have an initial exercise price of $6.25 per common share and may be exercised until 5.5 years after the issuance date. The warrants issued on June 29, 2021 (which can be exercised for up to 10,000,000 common shares) have an initial exercise price of $5.00 per common share and may be exercised until 5.5 years after the issuance date. These warrants were all issued and previously registered pursuant to the registration statement on Form F-3 (File No. 333-240265) filed with the SEC on July 31, 2020 and declared effective on August 12, 2020. Notwithstanding the foregoing, the common shares issuable upon the exercise of these warrants will not be offered through underwriters, or brokers or dealers. Any common shares issued upon exercise of the warrants will be issued pursuant to the terms of the warrants. A summary of the terms of these warrants is included in the section entitled “Description of Capital Stock” herein. Such summaries are subject to and qualified in their entirety by the forms of Warrants which were filed as Exhibits 4.10, 4.12, 4.14 and 4.16 to the Company’s annual report on Form 20-F filed with the SEC on March 20, 2023 and incorporated by reference herein.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Republic of the Marshall Islands corporation and our principal executive offices are located outside the United States. The majority of the directors, officers and our independent registered public accounting firm reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors, officers and our independent registered public accounting firm are located outside the United States. As a result, it may be difficult or impossible for you to serve legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us, our directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us, our directors or officers and such experts based on those laws.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the SEC on March 20, 2022, as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

For the complete terms of our capital stock, please refer to our articles of incorporation and our amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of our capital stock.

For purposes of the following description of capital stock, references to “us”, “we” and “our” refer only to Globus Maritime Limited and not any of its subsidiaries. All references herein to our “articles of incorporation” and “bylaws” are references to our amended and restated articles of incorporation and amended and restated bylaws, as the same may be amended from time to time.

Purpose

Our objects and purposes, as provided in Section 1.3 of our articles of incorporation, are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

Authorized Capitalization

Under our articles of incorporation, our authorized capital stock consists of (1) 500,000,000 common shares, par value $0.004 per share, (2) 100,000,000 Class B common shares, par value $0.001 per share, which we refer to as the Class B shares, and (3) 100,000,000 preferred shares, par value $0.001 per share, which we refer to as the preferred shares. No Class B shares have yet been issued. Our articles of incorporation require us at all times to reserve and keep available, out of our authorized but unissued common shares, such number of common shares as would become issuable upon the conversion of all Class B shares then outstanding.

Our board of directors has the authority to establish such series of preferred shares and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred shares. To date, two series of preferred shares have been designated. No Series A preferred shares and 10,300 Series B preferred shares are presently outstanding. There is no limitation on the right to own securities or the rights of non-resident shareholders to hold or exercise voting rights on our securities under Marshall Islands law or our articles of incorporation or bylaws. All of our shares are in registered form. Our articles of incorporation do not permit the issuance of bearer shares. We do not hold any of our shares in treasury.

Share History

We have financed our operations through funds raised in public and private placements of common shares and through debt. We also issued shares to our directors, officers and employees.

On February 8, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $5 million an aggregate of 5 million of our common shares and warrants to purchase 25 million of our common shares at a price of $1.60 per share (subject to adjustment) to a number of investors in a private placement, one of whom was the daughter of our Chairman and the sister of our Chief Executive Officer. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018 or the 100-1 reverse stock split which occurred in October 2020.) These securities were issued in transactions exempt from registration under the Securities Act. The following day, we entered into a registration rights agreement with the purchasers providing them with certain rights relating to registration under the Securities Act of the Shares and the common shares underlying the warrants.

In connection with the closing of the February 2017 private placement, we also entered into two loan amendment agreements with existing lenders.

One loan amendment agreement was entered into by the Company with Firment Trading Limited (“Firment”), a related party to the Company and the lender under the Revolving Credit Facility dated December 16, 2014 (as amended, the “Firment Credit Facility”), which then had an outstanding principal amount of $18,523,787. Firment released an amount equal to $16,885,000 (but left an amount equal to $1,638,787 outstanding, which continued to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment, 16,885,000 common shares and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018 or the 100-1 reverse stock split which occurred in October 2020.) The Firment Credit Facility subsequently expired, and no amounts are owed pursuant to the Firment Credit Facility.

The other loan amendment agreement was entered into by the Company with Silaner Investments Limited, a related party to the Company and the lender of the Silaner Credit Facility. Silaner released an amount equal to the outstanding principal of $3,115,000 (but left an amount equal to $74,048 outstanding, which continued to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner, 3,115,000 common shares and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018 or the 100-1 reverse stock split which occurred in October 2020.) The Silaner Credit Facility subsequently expired, and no amounts are owed pursuant to the Silaner Credit Facility.

On October 19, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $2.5 million an aggregate of 2.5 million of our common shares and a warrant to purchase 12.5 million of our common shares at a price of $1.60 per (subject to adjustment) share to an investor in a private placement. These securities were issued in transactions exempt from registration under the Securities Act of 1933, as amended. On that day, we also entered into a registration rights agreement with the purchaser providing it with certain rights relating to registration under the Securities Act of the 2.5 million common shares issued in connection with the October 2017 Private Placement and the common shares underlying the October 2017 warrant. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018 or the 100-1 reverse stock split which occurred in October 2020.) The October 2017 warrant was exercisable for 24 months after its issuance.

On October 15, 2018, we effected a ten-for-one reverse stock split which reduced the number of outstanding common shares from 32,065,077 to 3,206,495 shares (adjustments were made based on fractional shares) (these figures do not reflect the 100-1 reverse stock split which occurred in October 2020).

In November 2018, we entered into a credit facility for up to $15 million with Firment Shipping Inc., our largest shareholder and a related party to us through our chairman, Mr. Georgios Feidakis, for the purpose of financing our general working capital needs. This credit facility was amended and restated in May 2020. The Firment Shipping Credit Facility was unsecured and remained available until its final maturity on October 31, 2021. We have the right to drawdown any amount up to $15 million or prepay any amount in multiples of $100,000. Any prepaid amount cannot be re-borrowed. Interest on drawn and outstanding amounts was charged at 3.5% per annum until December 31, 2020 and thereafter at 7% per annum and no commitment fee was charged on the amounts remaining available and undrawn. Interest was payable the last day of a period of three months after the drawdown date, after this period in case of failure to pay any sum due a default interest of 2% per annum above the regular interest was to be charged. We also had the right, in our sole option, to convert in whole or in part the outstanding unpaid principal amount and accrued but unpaid interest under that agreement into common shares. The conversion price was equal to the higher of (i) the average of the daily dollar volume-weighted average sale price for the common shares on the principal market on any trading day during the period beginning at 9:30 a.m. New York City time and ending at 4.00 p.m. over the Pricing Period multiplied by 80%, where the “Pricing Period” equals the ten consecutive trading days immediately preceding the date on which the conversion notice was executed or (ii) $2.80 (subject to proportional adjustment for share splits, share combinations, share dividends and similar events).

On May 8, 2020, the credit facility with Firment Shipping Inc. was amended and restated to provide for, among other things, an extension of the maturity date by when the loan must be repaid to October 31, 2021, the conversion of the credit facility from a revolving credit facility to a term credit facility, a reduction of the interest rate on the loan to 3.5% per annum until December 31, 2020, and that, unless approved by Firment Shipping, Firment Shipping maintains at least a 40% shareholding in us, other than due to actions taken by Firment Shipping, such as sales of shares. Waivers relating to the 40% shareholding requirement were obtained for the June and July 2020 share and warrant issuances.

On March 13, 2019, the Company entered into a securities purchase agreement and issued a Convertible Note in a transaction exempt from registration under the Securities Act with an unrelated investor. The Convertible Note, which was repaid in June 2020, was originally issued for gross proceeds of $5 million and is convertible into our common shares, par value $0.004 per share. A total of 2,035,410 common shares were issued pursuant to the Convertible Note. If not converted or redeemed beforehand pursuant to the terms of the Convertible Note, the Convertible Note was scheduled to mature on March 13, 2020, the first anniversary of its issue, but its holder waived the Convertible Note’s maturity until March 13, 2021. (These figures do not reflect the 100-1 reverse stock split which occurred in October 2020.)

On May 8, 2020, the holder of our Convertible Note waived (the “May 8, 2020 Waiver”) its right to participate in (a) public offerings which would have closed before August 31, 2020, and (b) issuances of shares and other securities (including common shares, Class B common shares, and new or existing series of preferred shares) to directors, officers, their respective affiliates, and to affiliates of the Company. The holder of our Convertible Note also consented to the amendment and restatement of the Firment Shipping Credit Facility and waived (a) without the Company having admitted fault, certain potential prior technical breaches of the Convertible Note; (b) the holder’s right to require the redemption of the Convertible Note upon a change of control (as such term is used within the Convertible Note), but only if such change of control results from certain underwritten offering or issuances of our securities to directors, officers, their respective affiliates, and to affiliates of the Company; (c) temporarily reduced, until August 31, 2020, the amount the noteholder would have received upon a redemption of the Convertible Note at the Company’s option, such that the Convertible Note could be redeemed at the Company’s option by paying the greater of (i) the aggregate amounts then outstanding pursuant to the Convertible Note (rather than 120% of such amounts) and (ii) the product of (x) the number of shares issuable upon a conversion of the Convertible Note (with respect to the amount being redeemed at the time) multiplied by (y) the greatest closing sale price of the Company’s common shares on any trading day between the date immediately preceding the first such redemption at the Company’s option and the trading day immediately prior to the final Company payment under the Convertible Note. All of the foregoing would be subject to the Company’s redemption of all or part of the Convertible Note in cash with an amount equal to the lesser of (a) the aggregate amounts then outstanding pursuant to the Convertible Note and (b) 25% of the net proceeds of any public offering of its securities that would have closed before August 31, 2020. The Convertible Note was repaid in June 2020.

On June 12, 2020, we entered into a stock purchase agreement and issued 50 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. The amount that remained owing to Goldenmare Limited as of June 30, 2020 was approximately $465,000. The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

In July 2020, we issued an additional 250 of our Series B preferred shares to Goldenmare Limited in return for $150,000. The $150,000 was paid by reducing, on a dollar for dollar basis, the amount payable as compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. In addition, we increased the maximum voting rights under the Series B preferred shares from 49.0% to 49.99%. The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

On June 22, 2020, the Company completed its public offering of 34,285,714 units of the Company, each unit consisting of one common share and one Class A Warrant to purchase one common share (a “Class A Warrant”), for $0.35 per unit. At the time of the closing, the underwriters exercised and closed on part of their over-allotment option, and purchased an additional 5,139,286 Common Shares and 5,139,286 Class A Warrants. (These figures do not reflect the 100-1 reverse stock split which occurred in October 2020.)

On June 30, 2020, the Company issued 45,850,000 of its common shares in a registered direct offering and 45,850,000 of its PP Warrants in a concurrent private placement for a purchase price of $0.27 per common share and PP Warrant. (These figures do not reflect the 100-1 reverse stock split which occurred in October 2020.)

On July 21, 2020, the Company issued 83,333,333 of its common shares in a registered direct offering and 83,333,333 of its PP Warrants to purchase common shares in a concurrent private placement for a purchase price of $0.18 per common share and PP Warrant. From June 22, 2020 to July 29, 2020, the Company issued 555,000 common shares pursuant to exercises of outstanding Class A Warrants. No PP Warrants have been exercised as of the date of this prospectus. (These figures do not reflect the 100-1 reverse stock split which occurred in October 2020.)

On October 21, 2020, we effected a 1-for-100 reverse stock split which reduced number of outstanding common shares from 175,675,651 to 1,756,720 shares (adjustments were made based on fractional shares). Unless otherwise noted, all historical share numbers and per share amounts, including common shares, preferred shares and warrants, have been adjusted to give effect to this reverse split.

On December 7, 2020, we entered into a securities purchase agreement with certain unaffiliated institutional investors to issue (a) 1,256,765 common shares, (b) pre-funded warrants to purchase 155,000 common shares, and (c) warrants (the “December 2020 Warrants”) to purchase 1,270,587 common shares. The pre-funded warrants were all exercised prior to the date of this prospectus. No December 2020 Warrants have been exercised as of the date hereof, and may be exercised at any time prior to 5:00 PM New York time on June 9, 2026. The exercise price of the December 2020 Warrants was reduced from $8.50 per share to $6.25 per share on January 29, 2021. No December 2020 Warrants have been exercised as of the date hereof.

On January 27, 2021, we entered into a securities purchase agreement with certain unaffiliated institutional investors to issue (a) 2,155,000 common shares, (b) pre-funded warrants to purchase 445,000 common shares, and (c) warrants (the “January 2021 Warrants”) to purchase 1,950,000 common shares at an exercise price of $6.25 per share, which may be exercised at any time prior to 5:00 PM New York time on July 29, 2026. The pre-funded warrants were all exercised prior to the date of this prospectus. No January 2021 Warrants have been exercised as of the date hereof.

On February 12, 2021, we entered into a securities purchase agreement with certain unaffiliated institutional investors to issue in a registered direct offering 3,850,000 of our common shares, pre-funded warrants to purchase 950,000 Common Shares, and common share purchase warrants (the “February 2021 Warrants”) to purchase 4,800,000 Common Shares with an exercise price of $6.25 per share, which may be exercised at any time prior to 5:00 PM New York time on August 17, 2026. The pre-funded warrants were all exercised prior to the date of this prospectus. No February 2021 Warrants have been exercised as of the date hereof.

In March 2021, we entered into a stock purchase agreement and issued 10,000 of our Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, in return for $130,000, which amount was settled by reducing, on a dollar for dollar basis, the amount payable by the Company to Goldenmare Limited pursuant to a consultancy agreement. The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

On May 2021, we entered into a term loan facility with CIT Bank, N.A., relating to the refinancing of, and secured by, six of our ships, the River Globe, Sky Globe, Star Globe, Moon Globe, Sun Globe, and Galaxy Globe. The loan agreement was for the lesser of $34,250,000 and 52.5% of the aggregate market value of our ships. We drew an aggregate of $34,250,000 at closing and used a significant portion of the proceeds to fully repay the amounts outstanding under our loan agreement with EnTrust. We also entered into a swap agreement with respect to LIBOR and paid CIT Bank an upfront fee in the amount of 1.25% of the total commitment of the loan. In August 2022, we reached an agreement with First Citizens Bank & Trust Company (formerly known as CIT Bank N.A.) for a deed of accession, amendment and restatement of the CIT loan facility by the accession of an additional borrower, Salaminia Maritime Limited, in order to increase the loan facility from a total of $34.25 million to $52.25 million, by a top up loan amount of $18 million for the purpose of financing vessel Orion Globe and for general corporate and working capital purposes. The CIT Loan Facility (including the new top up loan amount) became further secured by a first preferred mortgage over the vessel Orion Globe. Furthermore, the CIT Loan Facility now bears interest at Term SOFR plus a margin of 3.35% (or 5.35% default interest).

On June 25, 2021, we entered into a securities purchase agreement with certain unaffiliated institutional investors to issue in a registered direct offering 8,900,000 of our common shares, pre-funded warrants to purchase 1,100,000 Common Shares, and common share purchase warrants (the “June 2021 Warrants”) to purchase 10,000,000 Common Shares with an exercise price of $5.00 per share, which may be exercised at any time prior to 5:00 PM New York time on December 29, 2026. The pre-funded warrants were all exercised prior to the date of this prospectus. No June 2021 Warrants have been exercised as of the date hereof.

As of the date of this prospectus, other than pre-funded warrants, none of the warrants issued in December 2020, January 2021, February 2021 and June 2021 have been exercised. From June 22, 2020 to the date hereof, we have issued 5,550 common shares pursuant to exercises of outstanding Class A Warrants.

In addition, in 2021 and 2020, non-executive directors (excluding our non-executive Chairman, Mr. George Feidakis) received an aggregate of 12,178 common shares and 2,812 common shares, respectively. In 2022 and through the date hereof, they received no common shares.

Common Shares, Class B Shares, and Series B Preferred Shares

Generally, Marshall Islands law provides that the holders of a class of stock of a Marshall Islands corporation are entitled to a separate class vote on any proposed amendment to the relevant articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect the class adversely. Except as described below, holders of our common shares and Class B shares have equivalent economic rights. Holders of our common shares are entitled to one vote per share, holders of our Class B shares are entitled to 20 votes per share, and the holder of our Series B preferred shares is entitled to 25,000 votes per share (subject to the limitation described in “Preferred Shares” below). Each holder of Class B shares (not including the Company and the Company’s subsidiaries) may convert, at its option, any or all of the Class B shares held by such holder into an equal number of common shares.

Except as otherwise provided by the BCA, holders of our common shares, Class B shares, and Series B preferred shares will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors. Unless otherwise required by law or the articles of incorporation, at all meetings of shareholders there must be present either in person or by proxy shareholders of record holding at least one third of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum, but if less than a quorum is present, holders of at least a majority of the voting power of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

The rights, preferences and privileges of holders of our shares are subject to the rights of the holders of our Series B preferred shares and any preferred shares which we may issue in the future.

Holders of our common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities.

Liquidation

In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to our creditors, the payment of the par value of $0.001 per share to the holder of our Series B preferred shares, and the holders of preferred shares, our remaining assets and funds shall be distributed pro rata to the holders of our common shares and Class B shares, and the holders of common shares and the holders of Class B shares shall be entitled to receive the same amount per share in respect thereof. Other than their receipt of the par value of $0.001 per Series B preferred share, the holder of our Series B preferred shares does not participate in distributions upon liquidation.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments to holders of our shares will depend on a series of factors and risks described under “Risk Factors” in our annual report on Form 20-F and in prospectuses we may file from time to time, and includes risks relating to earnings, financial condition, cash requirements and availability, restrictions in our current and future loan arrangements, the provisions of the Marshall Islands law affecting the payment of dividends and other factors. The BCA generally prohibits the payment of dividends other than from surplus or while we are insolvent or if we would be rendered insolvent upon paying the dividend.

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common shares and Class B shares will be entitled to share equally (pro rata based on the number of shares held) in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. Series B preferred shares do not participate in dividends.

Conversion

Our common shares are not convertible into any other shares of our capital stock. Each of our Class B shares is convertible at any time at the election of the holder thereof into one of our common shares. We may reissue or resell any Class B shares that shall have been converted into common shares. Neither the Common Shares nor the Class B Shares may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each such class of Common Stock.

Directors

Our directors are elected by the vote of the plurality of the votes cast by shareholders entitled to vote in the election. Our articles of incorporation provide that our board of directors must consist of at least three members. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock (subject to the rights of any holders of preferred shares). The board of directors may change the number of directors by a majority vote of the entire board of directors.

No contract or transaction between us and one or more of our directors or officers will be void or voidable solely for the following reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if (1) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board of directors or committee, and the board of directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director, or, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors; or (2) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.

Our board of directors has the authority to fix the compensation of directors for their services.

Description of Preferred Shares

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the rights and preferences of that series, including:

•	the designation of the series;

•	the number of preferred shares in the series;

•	the preferences and relative participating option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

We may issue up to 100 million preferred shares.

Description of the Series A Preferred Stock

As of the date hereof, no Series A Preferred Shares are outstanding. The holders of our Series A Preferred Shares are entitled to receive, if funds are legally available, dividends payable in cash in an amount per share to be determined by unanimous resolution of our Remuneration Committee, in its sole discretion. Our board of directors or Remuneration Committee determines whether funds are legally available under the BCA for such dividend. Any accrued but unpaid dividends do not bear interest. Except as may be provided in the BCA, holders of our Series A Preferred Shares do not have any voting rights. Upon our liquidation, dissolution or winding up, the holders of our Series A Preferred Shares are entitled to a preference in the amount of the declared and unpaid dividends, if any, as of the date of liquidation, dissolution or winding up. Our Series A Preferred Shares are not convertible into any of our other capital stock. The Series A Preferred Shares are redeemable at the written request of the Remuneration Committee, at par value plus all declared and unpaid dividends as of the date of redemption plus any additional consideration determined by a unanimous resolution of the Remuneration Committee.

Description of the Series B Preferred Stock

In June 2020, we issued 50 newly designated Series B preferred shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000. In July 2020, we issued an additional 250 Series B preferred shares to Goldenmare Limited in return for another $150,000. In March 2021, we issued an additional 10,000 Series B preferred shares to Goldenmare Limited in return for $130,000. The purchase price was paid, in each instance, by reducing, on a dollar-for-dollar basis, the amount payable by the Company to Goldenmare Limited pursuant to a consultancy agreement. In addition, in July 2020 we increased the maximum voting rights under the Series B preferred shares from 49.0% to 49.99%.

The issuances of the Series B preferred shares to Goldenmare Limited were each approved by an independent committee of the Board of Directors of the Company, which in each case received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

The Series B preferred shares have the following characteristics:

Voting. To the fullest extent permitted by law, each Series B preferred share entitles the holder hereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Company, provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to Series B preferred shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B preferred shares, common shares or otherwise) to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Company. To the fullest extent permitted by law, the holders of Series B preferred shares shall have no special voting or consent rights and shall vote together as one class with the holders of the common shares on all matters put before the shareholders.

Redemption. The Series B preferred shares are not redeemable.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the Series B preferred shares are entitled to receive a payment with priority over the common shareholders equal to the par value of $0.001 per share. The Series B preferred shareholder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Conversion. The Series B preferred shares are not convertible into common shares or any other security.

Dividends. The Series B preferred shares have no dividend rights.

Transferability. All issued and outstanding Series B preferred shares must be held of record by one holder, and the Series B preferred shares shall not be transferred without the prior approval of our Board of Directors.

Proportional Adjustment. In the event the Company (i) declares any dividend on its common shares, payable in common shares, (ii) subdivides the outstanding common shares or (iii) combines the outstanding common shares into a smaller number of shares, there shall be a proportional adjustment to the number of outstanding Series B preferred shares.

Listing. Currently, no market exists for the Series B Preferred Shares, and we do not intend to apply to list the Series B Preferred Shares on any stock exchange or in any trading market.

Classified Board of Directors

Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year.

Removal of Directors; Vacancies

Our articles of incorporation provide that directors may be removed with or without cause upon the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock cast at a meeting of the shareholders. Our articles of incorporation also permit the removal of directors for cause upon the affirmative vote of 66-2/3% of the members of the board of directors then in office. Our bylaws require parties to provide advance written notice of nominations for the election of directors other than the board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote.

No Cumulative Voting

Our articles of incorporation prohibit cumulative voting.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the chairman of our board of directors, by resolution of our board of directors or by holders of 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Right of Appraisal and Payment

Under the BCA, our shareholders may have the right to dissent from various corporate actions, including certain amendments to our articles of incorporation and certain mergers or consolidations or the sale or exchange of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. The right of a dissenting shareholder to receive payment of the fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange to fix the value of the shares.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares or a beneficial interest therein both at the time the derivative action is commenced and at the time of the transaction to which the action relates or that the shares devolved upon the shareholder by operation of law, among other requirements set forth in the BCA.

Limitations on Liability and Indemnification of Directors and Officers

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of certain directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law (i.e., other than breach of duty of loyalty, acts not taken in good faith or which involve intentional misconduct or a knowing violation of law or transactions for which the director derived an improper personal benefit) and provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses to our directors and officers and expect to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Amendment to our Articles of Incorporation

Except as otherwise provided by law, any provision in our articles of incorporation requiring a vote of shareholders may only be amended by such a vote. Further, certain sections may only be amended by affirmative vote of the holders of at least a majority of the voting power of the voting shares.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws may have anti-takeover effects. These provisions, which are summarized below, are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and the removal of incumbent officers and directors, which could affect the desirability of our shares and, consequently, our share price.

Multi Class Stock. Our multi-class stock structure, which consists of common shares, Class B common shares, and preferred shares, can provide holders of our Class B common shares or preferred shares a significant degree of control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, because our different classes of shares can have different numbers of votes.

For instance, while our common shares have one vote on matters before the shareholders, each of our 10,300 outstanding Series B preferred shares has 25,000 votes on matters before the shareholders; provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.99% of the total number of votes eligible to be cast on such matter. No Class B common shares are presently outstanding, but if and when we issue any, each Class B common share will have 20 votes on matters before the shareholders.

At present, and until a substantial number of additional securities are issued, our holder of Series B preferred shares exerts substantial control of the Company’s votes and is able to exert substantial control over our management and all matters requiring shareholder approval, including electing directors and significant corporate transactions, such as a merger. Such holder’s interest could differ from yours.

Blank Check Preferred Shares. Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million “blank check” preferred shares, almost all of which currently remain available for issuance. Our board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares, in addition to preferred shares that are already outstanding. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and may harm the market price of our common shares.

Classified Board of Directors. Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

Election of Directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws require parties, other than the chairman of the board of directors, board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, to provide advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders, other than shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days or more than 180 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Calling of Special Meetings of Shareholders. Our bylaws provide that special meetings of our shareholders may be called only by the chairman of our board of directors, by resolution of our board of directors or by holders of 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting.

Action by Written Consent in Lieu of a Meeting. Our articles of incorporation permit any action which may or is required by the BCA to be taken at a meeting of the shareholders to be authorized by consents in writing signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Presently and until and unless we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, holds Series B Preferred Shares controlling a significant portion of the voting power of our outstanding capital stock. Goldenmare could, together with shareholders possessing a relatively small number of shares, act by written consent in lieu of a meeting and authorize major transactions on behalf of the Company, all without calling a meeting of shareholders.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations incorporated under or redomiciled pursuant to the laws of the Marshall Islands and “interested shareholders,” our articles of incorporation prohibit us from engaging in a business combination with an interested shareholder for a period of three years following the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85.0% of our voting shares outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the voting power of the voting shares that are not owned by the interested shareholder.

Among other transactions, a “business combination” includes any merger or consolidation of us or any directly or indirectly majority-owned subsidiary of ours with (1) the interested shareholder or any of its affiliates or (2) with any corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder. Generally, an “interested shareholder” is any person or entity (other than us and any direct or indirect majority-owned subsidiary of ours) that:

•	owns 15.0% or more of our outstanding voting shares;

•	is an affiliate or associate of ours and was the owner of 15.0% or more of our outstanding voting shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; or

•	is an affiliate or associate of any person listed in the first two bullets, except that any person who owns 15.0% or more of our outstanding voting shares, as a result of action taken solely by us will not be an interested shareholder unless such person acquires additional voting shares, except as a result of further action by us and not caused, directly or indirectly, by such person.

Additionally, the restrictions regarding business combinations do not apply to persons that became interested shareholders prior to the effectiveness of our articles of incorporation.

Description of our Warrants

Class A Warrants

The following summary of certain terms and provisions of the Class A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, which form was incorporated by reference as an exhibit to the annual report on Form 20-F.

Exercisability. The Class A Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance on June 22, 2020. Each of the Class A Warrants is exercisable, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Class A Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrant. We may be required to pay certain amounts as liquidated damages as specified in the Class A Warrants in the event we do not deliver common shares upon exercise of the Class A Warrants within the time periods specified in the Class A Warrants. No fractional common shares will be issued in connection with the exercise of a Class A Warrant.

Exercise Limitation. A holder does not have the right to exercise any portion of a Class A Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Class A Warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such Class A Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $35.00 per share. The exercise price of the Class A Warrants and number of common shares issuable on exercise of the Class A Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The holders of Class A Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price of the Class A Warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors. The exercise price of the Class A Warrants is subject to adjustment in the event of dividends and certain distributions as specified in the Class A Warrant.

Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Class A Warrants on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants will be limited.

Warrant Agent. The Class A Warrants are issued in registered form under a warrant agreement among Computershare Inc., Computershare Trust Company, N.A., as warrant agent, and us. The Class A Warrants were initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Class A Warrants will be entitled to receive upon exercise of the Class A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class A Warrants immediately prior to such fundamental transaction. In addition, we or the successor entity, at the request of Class A Warrant holders, will be obligated to purchase any unexercised portion of the Class A Warrants in accordance with the terms of such Class A Warrants.

Rights as a Shareholder. Except as otherwise provided in the Class A Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Class A Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Class A Warrant.

Governing Law. The Class A Warrants and the warrant agreement are governed by New York law.

PP Warrants

The following summary of certain terms and provisions of the warrants issued on June 30, 2020 and July 21, 2020, which we refer to as the PP Warrants, is not complete and is subject to, and qualified in its entirety by the provisions of the form PP Warrants, which are incorporated by reference as an exhibit to the annual report on Form 20-F.

Exercisability. Each PP Warrant has a term of 5.5 years from its date of issuance. The PP Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the Common Shares underlying the PP Warrants under the Securities Act of 1933 is not effective or available at any time after the six month anniversary of the date of issuance of the PP Warrants, the holder may, in its sole discretion, elect to exercise the PP Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the PP Warrant. If we do not issue the shares in a timely fashion, the PP Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a PP Warrant.

Exercise Limitation. A holder does not have the right to exercise any portion of the PP Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the PP Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the PP Warrants is $18.00 per share. The exercise price of the PP Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of PP Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

Transferability. Subject to applicable laws, the PP Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the PP Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the PP Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the PP Warrants with the same effect as if such successor entity had been named in the PP Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the PP Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of PP Warrant holders, will be obligated to purchase any unexercised portion of the PP Warrants in accordance with the terms of such PP Warrants.

Rights as a Shareholder. Except as otherwise provided in the PP Warrants or by virtue of such holder’s ownership of our common shares, the holder of Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the PP Warrants.

Resale/Registration Rights. Pursuant to the relevant securities purchase agreement for each PP Warrant, we were required to file a registration statement providing for the resale of the common shares issued and issuable upon the exercise of the PP Warrants. Subject to certain exceptions, we are required to use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until no investor owns any PP Warrants or common shares issuable upon exercise thereof. We have filed such registration statement.

Governing Law. The PP Warrants are governed by New York law.

December 2020 Warrants

The following summary of certain terms and provisions of the warrants that we issued on December 9, 2020, which we refer to as our December 2020 Warrants, and is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant which is incorporated by reference as an exhibit to the annual report on Form 20-F and incorporated by reference herein:

Exercisability. The December 2020 Warrant have a term of 5.5 years from December 9, 2020. The December 2020 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise If a registration statement registering the issuance of the common shares underlying the December 2020 Warrants under the Securities Act of 1933 is not effective or available, the holder may, in its sole discretion, elect to exercise the December 2020 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the December 2020 Warrant. If we do not issue the shares in a timely fashion, the December 2020 Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a December 2020 Warrant.

Exercise Limitation. A holder does not have the right to exercise any portion of the December 2020 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the December 2020 Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the December 2020 Warrants is $6.25 per share (having been reduced from the original exercise price of $8.50 per share). The exercise price of the December 2020 Warrants and number of common shares issuable upon exercise of the December 2020 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the December 2020 Warrants is also subject to adjustment upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of December 2020 Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

Exchange Listing. There is no established trading market for the December 2020 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the December 2020 Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the December 2020 Warrants with the same effect as if such successor entity had been named in the December 2020 Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the December 2020 Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of December 2020 Warrant holders, will be obligated to purchase any unexercised portion of the December 2020 Warrants in accordance with the terms of such December 2020 Warrants.

Rights as a Shareholder. Except as otherwise provided in the December 2020 Warrants or by virtue of such holder’s ownership of our common shares, the holder of December 2020 Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the December 2020 Warrants.

Transferability. Subject to applicable laws, the December 2020 Warrants may be offered for sale, sold, transferred or assigned without our consent.

Governing Law. The December 2020 Warrants are governed by New York law.

January 2021 Warrants

The following summary of certain terms and provisions of the warrants that we issued on January 29, 2021, which we refer to as our January 2021 Warrants, and is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant which is incorporated by reference as an exhibit to the annual report on Form 20-F and incorporated by reference herein:

Exercisability. The January 2021 Warrant have a term of 5.5 years from January 29, 2021. The January 2021 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise If a registration statement registering the issuance of the common shares underlying the January 2021 Warrants under the Securities Act of 1933 is not effective or available, the holder may, in its sole discretion, elect to exercise the January 2021 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the January 2021 Warrant. If we do not issue the shares in a timely fashion, the January 2021 Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a January 2021 Warrant.

Exercise Limitation. A holder does not have the right to exercise any portion of the January 2021 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the January 2021 Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the January 2021 Warrants is $6.25 per share. The exercise price of the January 2021 Warrants and number of common shares issuable upon exercise of the January 2021 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the January 2021 Warrants is also subject to adjustment upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of January 2021 Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

Exchange Listing. There is no established trading market for the January 2021 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the January 2021 Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the January 2021 Warrants with the same effect as if such successor entity had been named in the January 2021 Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the January 2021 Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of January 2021 Warrant holders, will be obligated to purchase any unexercised portion of the January 2021 Warrants in accordance with the terms of such January 2021 Warrants.

Rights as a Shareholder. Except as otherwise provided in the January 2021 Warrants or by virtue of such holder’s ownership of our common shares, the holder of January 2021 Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the January 2021 Warrants.

Transferability. Subject to applicable laws, the January 2021 Warrants may be offered for sale, sold, transferred or assigned without our consent.

Governing Law. The January 2021 Warrants are governed by New York law.

February 2021 Warrants

The following summary of certain terms and provisions of the warrants that we issued on February 17, 2021, which we refer to as our February 2021 Warrants, and is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant which is incorporated by reference as an exhibit to the annual report on Form 20-F and incorporated by reference herein:

Exercisability. The February 2021 Warrant have a term of 5.5 years from February 17, 2021. The February 2021 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise If a registration statement registering the issuance of the common shares underlying the February 2021 Warrants under the Securities Act of 1933 is not effective or available, the holder may, in its sole discretion, elect to exercise the February 2021 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the February 2021 Warrant. If we do not issue the shares in a timely fashion, the February 2021 Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a February 2021 Warrant.

Exercise Limitation. A holder does not have the right to exercise any portion of the February 2021 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the February 2021 Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the February 2021 Warrants is $6.25 per share. The exercise price of the February 2021 Warrants and number of common shares issuable upon exercise of the February 2021 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the February 2021 Warrants is also subject to adjustment upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of February 2021 Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

Exchange Listing. There is no established trading market for the February 2021 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the February 2021 Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the February 2021 Warrants with the same effect as if such successor entity had been named in the February 2021 Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the February 2021 Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of February 2021 Warrant holders, will be obligated to purchase any unexercised portion of the February 2021 Warrants in accordance with the terms of such February 2021 Warrants.

Rights as a Shareholder. Except as otherwise provided in the February 2021 Warrants or by virtue of such holder’s ownership of our common shares, the holder of February 2021 Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the February 2021 Warrants.

Transferability. Subject to applicable laws, the February 2021 Warrants may be offered for sale, sold, transferred or assigned without our consent.

Governing Law. The February 2021 Warrants are governed by New York law.

June 2021 Warrants

The following summary of certain terms and provisions of the warrants that we issued on June 29, 2021, which we refer to as our June 2021 Warrants, and is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant which is incorporated by reference as an exhibit to the annual report on Form 20-F and incorporated by reference herein:

Exercisability. The June 2021 Warrant have a term of 5.5 years from June 29, 2021. The June 2021 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise If a registration statement registering the issuance of the common shares underlying the June 2021 Warrants under the Securities Act of 1933 is not effective or available, the holder may, in its sole discretion, elect to exercise the June 2021 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the June 2021 Warrant. If we do not issue the shares in a timely fashion, the June 2021 Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a June 2021 Warrant.

Exercise Limitation. A holder does not have the right to exercise any portion of the June 2021 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the June 2021 Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the June 2021 Warrants is $5.00 per share. The exercise price of the June 2021 Warrants and number of common shares issuable upon exercise of the June 2021 Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the June 2021 Warrants is also subject to adjustment upon any distributions of assets, including cash, stock or other property to our shareholders. The holders of June 2021 Warrants have the right to participate on an as-exercised basis in certain rights offerings to our common shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

Exchange Listing. There is no established trading market for the June 2021 Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the June 2021 Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the June 2021 Warrants with the same effect as if such successor entity had been named in the June 2021 Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the June 2021 Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of June 2021 Warrant holders, will be obligated to purchase any unexercised portion of the June 2021 Warrants in accordance with the terms of such June 2021 Warrants.

Rights as a Shareholder. Except as otherwise provided in the June 2021 Warrants or by virtue of such holder’s ownership of our common shares, the holder of June 2021 Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the June 2021 Warrants.

Transferability. Subject to applicable laws, the June 2021 Warrants may be offered for sale, sold, transferred or assigned without our consent.

Governing Law. The June 2021 Warrants are governed by New York law.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc. Its address is Computershare Investor Services, 462 South 4th Street, Suite 1600, Louisville, KY, 40202, and its telephone number is +1 (781) 575 4223 or +1 (800) 368 5948.

Listing

Our common shares trade on the Nasdaq Capital Market under the symbol “GLBS”.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation, amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware

Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail or electronically not less than 15 nor more than 60 days before the meeting. If sent by electronic transmission, notice given pursuant to this section shall be deemed given when directed to a number or electronic mail address at which the shareholder has consented to receive notice.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting. (If the articles of incorporation provide for more or less than one vote for any share, on any matter, every reference in BCA to a majority or other proportion of stock or shares shall refer to such majority or other proportion of the votes of such stock or shares.)	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum. (If the certificate of incorporation provides for more or less than one vote for any share, on any matter, every reference in the Delaware General Corporation Law to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.)

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:

The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board, except in the case of any director elected by cumulative voting, or by the holders of the shares of any class or series when so entitled by the provisions of the articles of incorporation.

Any or all of the directors may be removed for cause by vote of the shareholders.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter’s Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of $50,000 or less.

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture in the forms filed as Exhibits 4.11 and 4.12, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a report under the Exchange Act, that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are each referred to individually as an “indenture” and collectively as the “indentures”. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). Each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and/or and reports we file with the SEC under the Exchange Act report as “subsequent filings”. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any period or periods during which, and the price or prices at which, we will have the option to or be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to such redemption or repurchase;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the obligations under the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•	the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

We refer you to the applicable subsequent filings for the particular terms and provisions of the debt securities offered by any prospectus supplement.

Senior Debt Securities

We may issue senior debt securities, which may be secured or unsecured, under a senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt Securities

We may issue subordinated debt securities under a subordinated debt indenture. The subordinated debt securities would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt except subordinated debt.

Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us or our subsidiaries;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders generally may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities, will be effective against any holder without his consent.

Additionally, certain changes under each indenture will not require the consent of any holders. These types of changes are generally, but may not be limited to, clarifications of ambiguities, omissions, defects and inconsistencies in each indenture and amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under each indenture, such as adding security, covenants, additional events of default or successor trustees.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually, after debt securities are issued under that indenture, with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us, a basket of such securities, an index or indices of such securities, or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Any purchase contracts we issue will be physically settled by delivery of the securities or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either a senior indenture or subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. A related prospectus supplement will indicate that fraction. The preferred shares represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that is selected by us, which we refer to as the “bank depositary.” Each owner of a depository share will be entitled to all the right, preferences and privileges of the preferred shares represented by the depositary share. The depositary share will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The forms of the depositary agreement and the depository receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and any prospectus supplement relating to any particular depositary shares will describe, among other things, the following:

•	the material terms of the depositary shares and of the underlying preferred shares;

•	the identity of the bank depositary and the material terms of the depositary agreement;

•	any limitation on the depositary's liability;

•	all fees and charges that a holder of depositary shares will have to pay, either directly or indirectly;

•	any procedure for voting the deposited securities;

•	any procedure for collecting and distributing dividends;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the depositary shares; and

•	any applicable material United States federal income tax considerations.

You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed with the SEC at the time of the offering and incorporated by reference into the registration statement of which this prospectus forms a part. You can obtain copies of these documents when they are filed by following the directions outlined in “Where You Can Find Additional Information.”

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our depositary shares, rights, purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe, to the extent applicable:

•	the terms of the units and of the depositary shares, rights, purchase contracts, warrants, debt securities, preferred shares and/or common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$47,852.48
FINRA filing fee	$	*
Nasdaq listing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

* To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Watson Farley & Williams LLP, New York, New York with respect to matters of United States and Marshall Islands law.

EXPERTS

The consolidated financial statements of Globus Maritime Limited appearing in Globus Maritime Limited’s Annual Report (Form 20-F) for the year ended December 31, 2022, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras Street, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants (“SOEL”), Greece with registration number 107.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and other reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. Further information about our company is available on our website at http://www.globusmaritime.gr. The information on our website, however, is not, and should not be, deemed to be a part of this prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus and any accompanying prospectus supplement, and information that we file later with the SEC and that is incorporated by reference into this prospectus prior to the termination of this offering will also be considered to be part of this prospectus and the accompanying prospectus supplement and will automatically update and supersede previously filed information, including information contained in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our annual report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 20, 2023,

•	a report on Form 6-K filed on June 2, 2023 (excluding Exhibit 99.1 thereof),

•	a report on Form 6-K filed on July 14, 2023, and

•	our registration statement on Form 8-A12B, as amended, filed with the SEC on October 22, 2020, registering our common shares under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of common shares contained therein.

We are also incorporating by reference any documents that we file with the SEC after the date of the filing of the initial registration statement of which the prospectus forms a part and prior to the effectiveness of that registration statement, all subsequent annual reports on Form 20-F that we file with the SEC and reports on Form 6-K that we furnish to the SEC after the date of this prospectus that state they are incorporated by reference into this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus, the accompanying prospectus and any free writing prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus or any sale of our common shares.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no cost to the requester. You may request a free copy of the above-mentioned filings or any subsequent filing we incorporate by reference into this prospectus supplement by contacting us at the following address:

Globus Maritime Limited

c/o Globus Shipmanagement Corp.

128 Vouliagmenis Avenue

3rd Floor

166 74 Glyfada

Athens, Greece

+30 210 960 8300

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a “foreign private issuer”, we are exempt from the rules under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 8. Indemnification of Directors and Officers

The Registrant is a Marshall Islands corporation. Under Section 60 of the BCA, we have the power to indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. However, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Under Section 60 of the BCA and our bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In addition, under Section 60 of the BCA we have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Furthermore, and as provided by Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such matter.

Our articles of incorporation provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the corporation) by reason of the fact he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation, a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Our articles of incorporation also provide that we shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Pursuant to Section 60 of the BCA, expenses incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Both Section 60 of the BCA and our articles of incorporation further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

Under both Section 60 of the BCA and our articles of incorporation, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity regardless of whether the corporation would have the power to indemnify such person against such liability under the foregoing.

Under Section 60 of the BCA, the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under our articles of incorporation, any repeal or modification of Article VII of our articles of incorporation shall not adversely affect any rights to indemnification of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties other than (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which a director derived an improper personal benefit. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law (i.e., other than breach of duty of loyalty, acts not taken in good faith or which involve intentional misconduct or a knowing violation of law or transactions for which the director derived an improper personal benefit) and provides that we must indemnify our directors and officers for certain lawsuits. The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 9. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference.

(b) Financial Statements

The financial statements that are incorporated by reference as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(a) Under Rule 415 of the Securities Act,

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)– (f)	Reserved.

(g)	Not applicable.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.

(j)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

(k)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glyfada, Country of Greece, on July 14, 2023.

GLOBUS MARITIME LIMITED

By:	/s/ Athanasios Feidakis
Name:	Athanasios Feidakis
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Athanasios Feidakis and Steven Hollander his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on July 14, 2023 in the capacities indicated.

Signature	Title

/s/ Athanasios Feidakis	Director, President, Chief Executive Officer (Principal Executive Officer),
Athanasios Feidakis	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Georgios Feidakis	Director; Chairman of the Board of Directors
Georgios Feidakis

/s/ Jeffrey O. Parry	Director
Jeffrey O. Parry

/s/ Ioannis Kazantzidis	Director
Ioannis Kazantzidis

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Globus Maritime Limited, has signed this registration statement in the City of Newark, State of Delaware on July 14, 2023.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

Exhibit Index

Exhibit Number	Description

1.1	Form of Underwriting Agreement (for equity securities)*

1.2	Form of Underwriting Agreement (for debt securities)*

4.1	Amended and Restated Articles of Incorporation of Globus Maritime Limited dated October 20, 2020 (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Annual Report on Form 6-K (Reg. No. 001-34985) furnished on October 22, 2020)

4.2	Amended and Restated Bylaws of Globus Maritime Limited (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Current Report on Form 6-K (Reg. No. 001-34985) filed on August 2, 2019)

4.3	Certificate of Designation for Series A Preferred Stock of Globus Maritime Limited dated April 24, 2012 (incorporated by reference to Exhibit 1.3 to Globus Maritime Limited’s Annual Report on Form 20-F (Reg. No. 001-34985) filed on April 27, 2012)

4.4	Amended and Restated Statement of Designation of Rights, Preferences, and Privileges of Series B Preferred Stock of Globus Maritime Limited dated July 27, 2020 (incorporated by reference to Exhibit 99.2 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on July 27, 2020)

4.5	Specimen Common Share Certificate (incorporated herein by reference to Exhibit 4.1 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on July 31, 2020)

4.6	Form of Warrant*

4.7	Form of Preferred Share Certificate*

4.8	Form of Statement of Designation*

4.9	Form of Purchase Contract*

4.10	Form of Rights Agreement*

4.11	Form of Senior Debt Securities Indenture (incorporated herein by reference to Exhibit 4.6 of the registrant's Registration Statement on Form F-3 (Registration No. 333-240265) filed with the Commission on July 31, 2020)

4.12	Form of Subordinated Debt Securities Indenture (incorporated herein by reference to Exhibit 4.7 of the registrant's Registration Statement on Form F-3 (Registration No. 333-240265) filed with the Commission on July 31, 2020)

4.13	Form of Unit Agreement*

4.14	Form of Deposit Agreement*

4.15	Form of Depositary Receipt*

5.1	Opinion of Watson Farley & Williams LLP as to the validity of the common shares, preferred shares, debt securities, warrants, purchase contracts, depositary shares, units, and issuance of up to 18,020,587 of common shares underlying outstanding warrants

8.1	Opinion of Watson Farley & Williams LLP with respect to certain tax matters

23.1	Consent of Watson Farley & Williams LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page hereto)

25.1	Form of T-1 Statement of Eligibility (senior debt securities indenture)**

25.2	Form of T-1 Statement of Eligibility (subordinated debt securities indenture)**

107	Filing Fee Exhibit

*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this registration statement.
**	To be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.